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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

IROBOT CORPORATION
(Name of Issuer)
COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
462726100
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	462726100	Page	2	of	19

1	NAMES OF REPORTING PERSONS: Acer Technology Ventures Management, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
77-0480919

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	462726100	Page	3	of	19

1	NAMES OF REPORTING PERSONS: iD America 1, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-2116098

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	462726100	Page	4	of	19

1	NAMES OF REPORTING PERSONS: iD6 Fund, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-2157182

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	642726100	Page	5	of	19

1	NAMES OF REPORTING PERSONS: IP Fund One, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
77-0557138

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	462726100	Page	6	of	19

1	NAMES OF REPORTING PERSONS: Acer Technology Ventures America, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
77-0543791

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	462726100	Page	7	of	19

1	NAMES OF REPORTING PERSONS: Acer Technology Ventures Fund, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
98-0192779

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER:

2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,251,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	462726100	Page	8	of	19

1	NAMES OF REPORTING PERSONS: Ronald Chwang

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Canada

	5	SOLE VOTING POWER:

NUMBER OF		16,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		16,000

WITH:	8	SHARED DISPOSITIVE POWER:

		2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,267,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	462726100	Page	9	of	19

1	NAMES OF REPORTING PERSONS: Teh-Tsung Lai

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		2,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,000

WITH:	8	SHARED DISPOSITIVE POWER:

		2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,253,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	462726100	Page	10	of	19

1	NAMES OF REPORTING PERSONS: James C. Lu

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		4,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		2,251,744

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,000

WITH:	8	SHARED DISPOSITIVE POWER:

		2,251,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	2,255,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	9.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	462726100	Page	11	of	19
Item 1(a). Name of Issuer:
iRobot Corporation
Item 1(b). Address of Issuer’s Principal Executive Offices:
63 South Avenue, Burlington, Massachusetts 01803
Item 2(a). Name of Person Filing:
This statement is being filed by Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu.
Acer Technology Ventures Management, LLC is the general partner of Acer Technology Ventures Fund, L.P. James C. Lu is a principal of Acer Technology Ventures Management, LLC.
Acer Technology Ventures America, LLC is the general partner of IP Fund One, L.P. Ronald Chwang is a principal of Acer Technology Ventures America, LLC.
iD America 1, LLC is the general partner of iD6 Fund, L.P. Teh-Tsung Lai is a principal of iDAmerica 1, LLC.
Item 2(b). Address of Principal Business Office or, if None, Residence:
The address of the principal business office of each of Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu:
c/o Acer Technology Ventures
5201 Great America Parkway, Suite 270
Santa Clara, California 95054
Item 2(c). Citizenship:
Acer Technology Ventures Management, LLC – California
iD America 1, LLC — Delaware
iD6 Fund, L.P. – Cayman Islands
IP Fund One, L.P. – Cayman Islands
Acer Technology Ventures America, LLC — Delaware
Acer Technology Ventures Fund, L.P. – Cayman Islands
Ronald Chwang — Canada
Teh-Tsung Lai – United States
James C. Lu. – United States
Item 2(d). Title of Class of Securities:
Common Stock, par value $0.01 per share (the “Common Stock”)

CUSIP No.	462726100	Page	12	of	19
Item 2(e). CUSIP Number:
462726100
Item 3. Not Applicable.
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
As of December 31, 2006, Acer Technology Ventures Fund, L.P. was the record holder of 1,658,136 shares of Common Stock (the “ATVF Shares”); IP Fund One, L.P. was the record holder of 545,608 shares of Common Stock (the “IP Fund Shares”); iD6 Fund, L.P. was the record holder of 48,000 shares of Common Stock (the “iD6 Fund Shares”); Ronald Chwang was the record holder of 16,000(1) shares of Common Stock (the “Chwang Shares”); Teh-Tsung Lai was the record holder of 2,000 shares of Common Stock (the “Lai Shares”) and James C. Lu was the record holder of 4,000 shares of Common Stock (the “Lu Shares”).
By virtue of their relationship as affiliated entities, whose general partners have overlapping individual principals, as the case may be, each of Acer Technology Ventures Fund, L.P., IP Fund One, L.P. and iD6 Fund, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the ATVF Shares, the IP Fund Shares and the iD6 Fund Shares for an aggregate of 2,251,744 shares (the “Record Shares”).
Each of Acer Technology Ventures Management, LLC (as general partner of Acer Technology Ventures Fund, L.P.), Acer Technology Ventures America, LLC (as general partner of IP Fund One, L.P.) and iD America 1, LLC (as general partner of iD6 Fund, L.P.) may also be deemed to beneficially own the Record Shares.
As a principal of Acer Technology Ventures Management, LLC, Acer Technology Ventures America, LLC and iD America 1, LLC, Ronald Chwang may be deemed to beneficially own the Record Shares and the Chwang shares for an aggregate of 2,267,744 shares. (1)
As a principal of iD America 1, LLC, Teh-Tsung Lai may be deemed to beneficially own the Record Shares and the Lai shares for an aggregate of 2,253,744 shares.
As a principal of Acer Technology Ventures Management, LLC, James C. Lu may be deemed to beneficially own the Record Shares and the Lu shares for an aggregate of 2,255,744 shares.
Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that the reporting persons are the beneficial owner of all of the reported shares.
(b) Percent of class:

CUSIP No.	462726100	Page	13	of	19

Acer Technology Ventures Management, LLC	9.5%
iD America 1, LLC	9.5%
Acer Technology Ventures Fund, L.P.	9.5%
IP Fund One, L.P.	9.5%
iD6 Fund, L.P.	9.5%
Ronald Chwang	9.6%
Teh-Tsung Lai	9.5%
James C. Lu	9.5%
The foregoing percentages are calculated based on the 23,710,444 shares of Common Stock of iRobot Corporation outstanding as of November 7, 2006 as reported in the issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2006.
(c) Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

Ronald Chwang	16,000	(1)
Teh-Tsung Lai	2,000
James C. Lu	4,000
0 shares for each other reporting person
(ii)	Shared power to vote or to direct the vote:

2,251,744 shares for each reporting person

(iii)	Sole power to dispose or to direct the disposition of:

Ronald Chwang	16,000	(1)
Teh-Tsung Lai	2,000
James C. Lu	4,000
0 shares for each other reporting person
(iv)	Shared power to dispose or to direct the disposition of: 2,251,744 shares for each reporting person

(1) Includes 8,000 shares of Common Stock issuable to Ronald Chwang upon exercise of stock options.
Item 5. Ownership of Five Percent or Less of a Class.
Not applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

CUSIP No.	462726100	Page	14	of	19
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
Not applicable.

CUSIP No.	462726100	Page	15	of	19
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2007

ACER TECHNOLOGY VENTURES MANAGEMENT, LLC

By:	/s/ James C. Lu

Name:	James C. Lu
Title:	Managing Director

ACER TECHNOLOGY VENTURES AMERICA, LLC

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

ID AMERICA 1, LLC

By:	/s/ Teh-Tsung Lai

Name:	Teh-Tsung Lai
Title:	Partner and CFO

ACER TECHNOLOGY VENTURES FUND, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

CUSIP No.	462726100	Page	16	of	19

IP FUND ONE, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

ID6 FUND, L.P.

By:	iD America 1, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

/s/ Ronald Chwang

Ronald Chwang

/s/ Teh-Tsung Lai

Teh-Tsung Lai

/s/ James C. Lu

James C. Lu

CUSIP No.	462726100	Page	17	of	19
EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No.	462726100	Page	18	of	19
Exhibit 1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
     The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.
Date: February 14, 2007

ACER TECHNOLOGY VENTURES MANAGEMENT, LLC

By:	/s/ James C. Lu

Name:	James C. Lu
Title:	Managing Director

ACER TECHNOLOGY VENTURES AMERICA, LLC

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

ID AMERICA 1, LLC

By:	/s/ Teh-Tsung Lai

Name:	Teh-Tsung Lai
Title:	Partner and CFO

CUSIP No.	462726100	Page	19	of	19

ACER TECHNOLOGY VENTURES FUND, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

IP FUND ONE, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

ID6 FUND, L.P.

By:	iD America 1, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang
Title:	CEO

/s/ Ronald Chwang

Ronald Chwang

/s/ Teh-Tsung Lai

Teh-Tsung Lai

/s/ James C. Lu

James C. Lu